Exhibit 10.1
SECOND AMENDMENT TO LEASE
     THIS SECOND AMENDMENT (the “Amendment”) is made as of the 14th day of June, 2010, by and between NE WILLIAMS II, LLC, a Delaware limited liability company (“Landlord”) and NETEZZA CORP., a Delaware corporation (“Tenant”).
WITNESSETH:
     WHEREAS, Landlord and Tenant entered into a Lease dated January 2, 2008, as amended by a First Amendment to Lease dated as of July 8, 2008 (as amended, the “Lease”), whereby Tenant leases certain premises consisting of approximately 67,789 rentable square feet (the “Existing Premises”) on the 1st and 3rd floors of the building known as 26 Forest Street, Marlborough Massachusetts (the “Building”);
     WHEREAS, Tenant desires to occupy, and Landlord desires to lease to Tenant, a portion of the second (2nd) floor of the Building consisting of approximately 20,483 rentable square feet as shown on Exhibit A attached hereto (the “Expansion Premises”);
     WHEREAS, in connection with the lease of the Expansion Premises, Tenant and Landlord desire to extend the term of the Lease with respect to the Existing Premises for an additional period so as to be co-terminus with the term of the Lease with respect to the Expansion Premises on the terms set forth herein;
     WHEREAS, Landlord and Tenant desire to memorialize their understanding and modify the Lease consistent therewith and to otherwise amend the Lease as provided herein;
     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
     1. Expansion Premises Commencement Date. The “First Expansion Commencement Date” shall be December 1, 2010 and on such date, the Existing Premises shall be expanded to include approximately 10,242 rentable square feet of the Expansion Premises. The “Second Expansion Commencement Date” shall be June 1, 2011 and on such date, the Premises shall be expanded to include the remaining approximately 10,241 rentable square feet of the Expansion Premises. The Term of the Lease for the Expansion Premises shall expire eight (8) years and one (1) month from the First Expansion Commencement Date and the “Lease Expiration Date” (as set forth in Section 1.1 of the Lease) shall be defined as December 31, 2018.
     2. Premises. As of the First Expansion Commencement Date, the “Premises” as set forth in Section 1.1 of the Lease shall be defined as “The entire third (3rd) floor of the Building, portions of the first (1st) floor, and portions of the second (2nd) floor of the Building consisting of approximately 78,031 rentable square feet.” As of the Second Expansion Commencement Date, the “Premises” as set forth in Section 1.1 of the Lease shall be defined as “The entire third (3rd)

floor of the Building, portions of the first (1st) floor, and portions of the second (2nd) floor of the Building consisting of approximately 88,272 rentable square feet.”
     3. Term. The Term of the Lease shall be co-terminus for the entire Premises. Therefore, the Term of Lease with respect to the Existing Premises is hereby extended for the period commencing on September 1, 2015 and expiring on the Lease Expiration Date (as amended by Section 1 above, i.e. December 31, 2018).
     4. Early Access. Landlord shall permit Tenant access to the Expansion Premises (at Tenant’s sole risk) for purposes of performing Tenant’s Expansion Work (as defined in Section 11) and installing equipment, fixtures and furnishings in the Premises four (4) months prior to the applicable Expansion Premises commencement date (as more particularly described in Section 1 above). Tenant shall have no obligation to pay Annual Fixed Rent in connection with such early access (it being agreed that Tenant shall commence paying Annual Fixed Rent with respect to the Expansion Premises as set forth in Section 7(a) below), but all of the other provisions of the Lease shall be applicable during any such period of early access. Early access to the Expansion Premises shall not advance the Expiration Date of the Lease.
     5. Premises Rentable Area. As of the First Expansion Commencement Date, the “Premises Rentable Area” as set forth in Section 1.1 of the Lease shall be defined as “Approximately 78,031 rentable square feet”. As of the Second Expansion Commencement Date, the “Premises Rentable Area” as set forth in Section 1.1 of the Lease shall be defined as “Approximately 88,272 rentable square feet”.
     6. Tenant’s Percentage Share. As of the First Expansion Commencement Date, the “Tenant’s Percentage Share” as set forth in Section 1.1 of the Lease shall be defined as “65.56%”. As of the Second Expansion Commencement Date, the “Tenant’s Percentage Share” as set forth in Section 1.1 of the Lease shall be defined as “74.17%”.
     7. Annual Fixed Rent.
     (a) Expansion Premises. Commencing on the First Expansion Commencement Date, Tenant hereby agrees to pay to Landlord monthly installments of Annual Fixed Rent for the Expansion Premises on the first day of each month in advance, without offset, deduction or prior demand as follows:

Time Period	Per RSF	Square Footage	Annual Fixed Rent	Monthly Fixed Rent
12.1.10 — 5.31.11	$19.00	10,242	$194,598.00	$16,216.50
6.1.11 — 11.30.11	$19.00	20,483	$389,177.00	$32,431.42
12.1.11 — 11.30.12	$19.75	20,483	$404,539.25	$33,711.60
12.1.12 — 11.30.13	$20.50	20,483	$419,901.50	$34,991.79
12.1.13 — 11.30.14	$21.25	20,483	$435,263.75	$36,271.98
12.1.14 — 11.30.15	$22.00	20,483	$450,626.00	$37,552.17
12.1.15 — 11.30.16	$22.75	20,483	$465,988.25	$38,832.35
12.1.16 — 11.30.17	$23.50	20,483	$481,350.50	$40,112.54
12.1.17 — 12.31.18	$24.25	20,483	$496,712.75	$41,392.73

     (b) Existing Premises. Tenant shall continue to pay monthly installments of Annual Fixed Rent for the Existing Premises as set forth in the Lease through and including August 31, 2015. Commencing on September 1, 2015, Tenant hereby agrees to pay to Landlord monthly installments of Annual Fixed Rent for the Existing Premises on the first day of each month in advance, without offset, deduction or prior demand as follows:

Time Period	Per RSF	Square Footage	Annual Fixed Rent	Monthly Fixed Rent
9.1.15 — 11.30.15	$22.00	67,789	$1,491,358.00	$124,279.83
12.1.15 — 11.30.16	$22.75	67,789	$1,542,199.75	$128,516.65
12.1.16 — 11.30.17	$23.50	67,789	$1,593,041.50	$132,753.46
12.1.17 — 12.31.18	$24.25	67,789	$1,643,883.25	$136,990.27
     8. Parking Spaces. As of the First Expansion Commencement Date, “Parking Spaces” as set forth in Section 1.1 of the Lease shall be defined as “312 unreserved spaces”. As of the Second Expansion Commencement Date, “Parking Spaces” as set forth in Section 1.1 of the Lease shall be defined as “353 unreserved spaces”.
     9. Base Years. With respect to the Expansion Premises only, (a) the “Base Operating Expense Year” as set forth in Section 1.1 of the Lease shall be defined as “Calendar year 2011 (i.e. January 1, 2011 through December 31, 2011)” and (b) the “Base Tax Year” as set forth in Section 1.1 of the Lease shall be defined as “Calendar year 2011 (i.e. January 1, 2011 through December 31, 2011).” The Base Operating Expense Year and the Base Tax Year for the Existing Premises shall be as set forth in the Lease.
     10. Security Deposit. Concurrently with the execution of this Amendment, Tenant shall increase the amount of the Security Deposit presently held by Landlord by $50,000 so that the Security Deposit shall be a $300,000 letter of credit in the form required by the Lease. The Security Deposit shall continue to be subject to the terms of Section 7.10 of the Lease.
     11. Condition of Premises. In connection with this Amendment, Tenant is accepting the Expansion Premises and Existing Premises in “as is” condition, and Landlord shall have no obligation to perform any work or construction to the Expansion Premises or the Existing Premises.
     Notwithstanding anything to the contrary contained herein, provided Tenant is not then in default of any of the terms, conditions, and covenants of the Lease, Landlord shall contribute up to $409,660.00 ($20.00 per square foot of the rentable area of the Expansion Premises) (the “Tenant Improvement Allowance”) toward the cost of the work to the Expansion Premises to be performed by Tenant in connection with its occupancy of the Expansion Premises (“Tenant’s Expansion Work”), all such Tenant’s Expansion Work to be performed by Tenant in accordance with the terms and provisions of the Lease. Upon Tenant’s presentation to Landlord, no later than December 1, 2011, of customary documentation supporting the charges for completion of such Tenant’s Expansion Work, which documentation is of a scope and detail sufficient to satisfy a commercial construction lender operating in the market area in which the Building is located and which shall include copies of paid invoices from Tenant’s contractor and lien waivers, Landlord shall, not later than thirty (30) days after receiving Tenant’s supporting documentation, reimburse Tenant for the cost of the completed Tenant’s Expansion Work, up to the amount of the Tenant Improvement Allowance. Tenant shall not be entitled to a credit for any portion of the Tenant Improvement Allowance not used. In the event that the total cost of the Tenant’s Expansion Work exceeds the Tenant Improvement Allowance, Tenant shall be responsible for all such excess costs. All costs of the Tenant’s Expansion Work, shall be paid by Tenant promptly when due, and all costs in excess of the Tenant Improvement Allowance shall be paid by Tenant from Tenant’s own account.
     Before performing the Tenant’s Expansion Work, Tenant shall cause its architect to furnish to Landlord, for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, space plans sufficient to convey the architectural design of the Expansion Premises, including, without limitation, the location of doors, partitions, electrical and telephone outlets, plumbing fixtures, heavy floor loads and other special requirements (collectively, the “Space Plan”). If Landlord shall disapprove of any portion of the Space Plan, Landlord shall advise Tenant of the reasons therefor within ten (10) business days of receipt of the Space Plan from Tenant and shall notify Tenant within such ten (10) business day period of the revisions to the Space Plan that are reasonably required by Landlord. Tenant shall within seven (7) business days submit to Landlord, for Landlord’s approval, a revised Space Plan, incorporating the revisions required by Landlord. Following final approval of the Space Plan, Tenant shall cause its architect to prepare complete plans and specifications based on the approved Space Plan (collectively, the “Plans and Specifications”). The Plans and Specifications shall (a) be compatible with the Building shell and with the design, construction and equipment of the Building; (b) comply with all Legal Requirements; (c) be consistent with the approved Space Plan, and (d) be in a form sufficient for the permitting and construction of the Tenant’s Expansion Work shown thereon. Following completion, the Plans and Specifications shall be submitted to Landlord for final approval, which shall not be unreasonably withheld, conditioned or delayed so long as the Plans and Specifications are consistent with the Space Plan. If Landlord shall disapprove of any portion of the Plans and Specifications, Landlord shall advise Tenant of the reasons therefor within ten (10) business days of receipt of the Plans and Specifications from Tenant and shall notify Tenant within such ten (10) business day period of the revisions to the Plans and Specifications that are reasonably required by Landlord. Tenant shall within seven (7) business days submit to Landlord, for Landlord’s approval, revised Plans and Specifications incorporating the revisions required by Landlord. Tenant further acknowledges and agrees that all Tenant’s Expansion Work shall be performed in accordance with the requirements of the Lease, including, without limitation, Section 3.4 of the Lease.
     12. Option to Renew. Section 8.12 of the Lease is hereby amended by deleting the last sentence of the first paragraph and substituting in lieu thereof: “The Renewal Option shall be exercised by Tenant delivering written notice to Landlord at least twelve (12) months prior to the Expiration Date of the then current Term (i.e. such notice shall be delivered on or before December 31, 2017).” The remainder of Section 8.12 of the Lease is hereby ratified and affirmed.
     13. Brokers. Each party represents and warrants that it has dealt with no broker, agent or other person other than Richards Barry Joyce & Partners LLC and FHO Partners

(collectively, the “Brokers”) in connection with this transaction and that no broker, agent or other person, other than the Brokers, brought about this transaction and each party agrees to indemnify and hold the other harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with the indemnifying party with regard to this leasing transaction. The provisions of this paragraph shall survive the termination of the Lease.
     14. No Other Amendments. In all other respects, the terms and provisions of the Lease are ratified and reaffirmed hereby, are incorporated herein by this reference and shall be binding upon the parties to this Amendment.
     15. Definitions. All capitalized terms used and not otherwise defined herein, shall have the meanings ascribed to them in the Lease.
SIGNATURES FOLLOW ON NEXT PAGE

IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be duly executed, under seal, by persons hereunto duly authorized, in multiple copies, each to be considered an original hereof, as of the day and year first above written.

NE WILLIAMS II, LLC, a Delaware limited liability company
By:	/s/ Andrew LeStage
	Name:	Andrew LeStage
	Title:	Vice President

NETEZZA CORP., a Delaware corporation
By:	/s/ Patrick J. Scannell, Jr.
	Name:	Patrick J. Scannell, Jr.
	Title:	SVP and CFO

EXHIBIT A
PLAN OF EXPANSION PREMISES

A-1